UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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HOOKER FURNITURE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 4, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 4, 2013, at 2:00 p.m., for the following purposes:

▪	To elect as directors the seven nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;

▪	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2014;

▪	To cast an advisory vote to approve the Company’s executive compensation as disclosed in the attached proxy statement; and

▪	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 15, 2013 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

                                                                  By Order of the Board of Directors,
                                                                              Robert W. Sherwood
                                                                                        Secretary

May 3, 2013

THIS PAGE INTENTIONALLY LEFT BLANK

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 4, 2013

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 4, 2013, at 2:00 p.m., at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 3, 2013 to all holders of record on April 15, 2013 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

▪	delivering a written notice to the Secretary of the Company;

▪	executing and delivering a later-dated proxy; or

▪	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 4, 2013

The proxy statement and annual report to shareholders are available at:

               http://tinyurl.com/hoftproxy2013 or  http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Voting Rights

On April 15, 2013, the record date for the Annual Meeting, there were 10,746,106 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the seven nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.

Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm and the advisory vote on executive compensation, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted

▪	“FOR” the election of the director nominees listed on the proxy card;

▪	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2014;

▪	“FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

▪	In the discretion of the persons named in the proxies upon any other matter(s) that may come before the meeting or any adjournment of the meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, E. Larry Ryder, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of seven directors whose terms expire at the time of the 2013 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Information regarding each nominee follows.

Paul B. Toms, Jr., 58, has been a director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and also served as President from November 2006 until August 2011. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. His long tenure with the Company in senior and executive management roles and his position as the Company’s Chief Executive Officer uniquely qualify him to serve as a director of the Company.

W. Christopher Beeler, Jr., 61, has been a director since 1993 and has served as lead director since April 2011. He has been a director of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products, since 1986 and Chairman since 2000. He also served as President of those companies from 1988 until August 2011 and as CEO of those companies from 1997 until August 2011. In addition, he served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of BB&T Corporation) from 1999-2006 and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler is a member of the Audit committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as accounting, treasury and cash management, sales, information technology, manufacturing, distribution, human relations, as well as short-range and long-range planning, complements Mr. Toms’ experience and well qualifies him to serve as a director and as lead director of the Company.

John L. Gregory, III, 65, has been a director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. The knowledge and experience Mr. Gregory has gained from his 24 years of experience as a director with the Company and his 39 years of experience as an attorney well qualify him to serve as a director of the Company.

E. Larry Ryder, 65, has been a director since February 1, 2011. Mr. Ryder retired as Executive Vice President – Finance and Administration and Chief Financial Officer of the Company in January 2011, with 34 years of experience in that and other senior management roles with the Company. His familiarity with the Company’s strategy, operations, personnel and prior board deliberations, along with his extensive knowledge of the home furnishings industry and the investment community, well qualify him to serve as a director of the Company.

Mark F. Schreiber, 71, has been a director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture Company, a subsidiary of Berkshire Hathaway. He held that position from 1995 until his retirement in 2003. Mr. Schreiber is Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. His executive experience with one of the nation’s largest furniture retailers provides valuable insight into an important segment of the Company’s customer base and well qualifies him to serve as a director of the Company.

David G. Sweet, 66, has been a director since 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions, including that of Assistant Corporate Treasurer, during his career with VF Corporation. Mr. Sweet serves as Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee and the Compensation Committee.  His 26 years of senior management experience at VF Corporation, including his operations experience in supply chain management, product sourcing and distribution, well qualifies him to serve as a director of the Company.

Henry G. Williamson, Jr., 65, has been a director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of Williamson Media Corporation, which is involved in web-based commerce. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. His executive management experience at a large publicly traded company, including his financial oversight responsibilities, and his extensive knowledge of finance and banking well qualify him to serve as a director of the Company.

CORPORATE GOVERNANCE

The Board of Directors is comprised of:

▪	the Chairman of the Board of Directors, who also serves as the Company’s Chief Executive Officer,

▪	the Company’s former Executive Vice President – Finance and Administration and Chief Financial Officer and

▪	five independent directors.

The Nominating and Corporate Governance Committee regularly reviews the appropriateness of the combined position of Chairman of the Board and principal executive officer. The Committee believes that it is in the best interests of the Company and its shareholders for the Board to continue to combine the roles of Chairman and Chief Executive Officer due to the depth of knowledge, experience and expertise of the Company’s current Chairman and Chief Executive Officer.  The Committee believes combining these two roles creates a single focal point for Company leadership and projects a clear sense of direction to shareholders and employees within an industry that is in the midst of rapid change. The Committee will continue to regularly review the appropriateness of this combined role.

Beginning in 2011 the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is in the best interests of the Company and its shareholders to designate a lead director. The Board’s independent directors have designated W. Christopher Beeler to serve as lead director for the 2013-2014 term of service, subject to his election at the 2013 Annual Meeting.  The Board believes having a lead director will, among other things, allow Mr. Toms to more freely focus on the Company’s strategy, business and operations, while preserving the benefits of having a single focal point for Company leadership in his current combined role of Chairman and Chief Executive Officer. Mr. Beeler’s duties will include presiding over executive sessions of the Company’s independent directors, facilitating information flow and communication among the directors and performing other duties as requested by the Board. Also beginning in 2011, upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it was in the best interests of the Company and its shareholders that all independent directors serve on all committees of the Board.  The Board believes, based on the small size of the Board and the members’ history of working well together, this “Committees of the Whole” approach is more efficient, since all independent directors have input into committee actions and that the need for committee reporting at Board meetings is greatly reduced.

The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Board of Directors held seven meetings during the fiscal year ended February 3, 2013 (“fiscal 2013”). The Compensation Committee met three times, the Audit Committee met six times and the Nominating and Corporate Governance Committee met three times in fiscal 2013. Each incumbent director attended 100% of the total fiscal 2013 Board meetings and Committee meetings held during the period that he was a member of the Board or those Committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. The independent directors meet in executive session, at which only independent directors are present, at each Board meeting.  It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meetings. All of the Company’s directors attended the 2012 Annual Meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of all of the Board’s independent directors; specifically, Messrs. Beeler, Gregory, Schreiber, Sweet (Chairman) and Williamson:

▪	identifies individuals qualified to become Board members;

▪	selects, or recommends that the Board select, nominees to the Board and each Committee;

▪	assists the Board with respect to corporate governance matters applicable to the Company; and

▪	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

▪	evaluating and making recommendations to the Board regarding the size and composition of the Board;

▪	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

▪	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:

▪	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity, and respect for others;

▪	have demonstrated excellence in leadership, judgment and character;

▪	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and

▪	have the time to devote to Board and Committee service and are free of potential conflicts of interest.

While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.

In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to re-nominate the director.

The Committee also facilitates the Board’s annual self-assessment and is responsible for recommending director compensation to the Board of Directors.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder for the 2014 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and is received at the Company’s principal executive offices on or before January 3, 2014. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

▪	the name and address of the shareholder making the recommendation;

▪
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

▪
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

▪
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the United States Securities and Exchange Commission (“SEC”), if the candidate were to be nominated by the Board of Directors;

▪	information concerning the director candidate’s independence as defined by applicable SEC rules and NASDAQ listing standards; and

▪	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee consists of all of the Board’s independent directors, and Mr. Schreiber serves as its Chairman. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other executive officers. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com.  The charter delegates to the Committee a number of specific responsibilities for establishing, reviewing, approving, monitoring and administering executive compensation.  In addition, the charter requires that each member of the Compensation Committee be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet NASDAQ’s director independence requirements.  The Report of the Compensation Committee can be found on page 12.  Under the terms of its charter, the Committee may delegate any of its duties or responsibilities to subcommittees of the Committee and under the terms of the Company’s Stock Incentive Plan (as amended and restated in 2010, the “Stock Incentive Plan”) the Committee may delegate to Company officers certain administrative responsibilities relating to that plan.

The Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants.  In retaining an adviser, the Committee has sole authority to approve the adviser’s fees and other retention terms, and has the sole authority to terminate the adviser.

The Committee has directly engaged Mercer as its external compensation consultant. Mercer reports to and receives direction directly from the Committee, and a representative of Mercer attends meetings of the Compensation Committee as its advisor when requested by the Committee. Mercer has provided the Committee with third-party survey information used in setting short- and long-term compensation levels, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms, and design.  Mercer provides record keeping and actuarial services in connection with the Company’s Supplemental Retirement Income Plan but does not advise the Company on the design or operation of the plan. In its consideration of retaining Mercer to serve as the Committee’s compensation advisor, the Committee evaluated Mercer’s independence from Company management and any conflicts of interest, including the fact that Mercer provides certain record keeping services to the Company. The Committee evaluated the fees paid by the Company to Mercer as a percentage of the firm’s total revenue, Mercer’s policies and procedures to prevent conflicts of interest, and that Mercer has no business or personal relationship with a member of the Committee, does not own any stock of the Company, and has no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Mercer is independent of the Committee and of Company management and has no conflicts of interest in its performance of services to the Committee.

The Committee typically meets three to four times each year.  During the 2013 fiscal year, it met three times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when the Committee considers their input relevant or necessary when evaluating compensation proposals.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  The Chief Executive Officer and the Chief Financial Officer do not attend these executive sessions.  The Chairman annually reviews the Chief Executive Officer’s compensation with the Board in executive session of independent directors only.

The Chief Executive Officer makes recommendations to the Committee concerning compensation for the other executive officers of the Company.  Decisions regarding compensation for employees other than the executive officers are made by the Chief Executive Officer in consultation with other members of senior management.  Management assists the Committee in administering various elements of the Company’s executive compensation program.  The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting.  During 2012, management provided the Committee with recommendations regarding executive officer compensation, as discussed further in Compensation Discussion and Analysis on page 13.

Audit Committee

The Audit Committee consists of all of the Board’s independent directors, and Mr. Williamson serves as its Chairman. The Committee:

▪	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

▪	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm;

▪	approves the appointment of the Company’s internal audit service provider, McGladrey, LLP; and

▪	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 11.

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.hookerfurniture.com.  Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.

The Role of the Board of Directors in Risk Oversight

The Board of Directors, or an appropriate Committee of the Board of Directors, provides oversight for Company-wide risk management and performs the Board’s oversight role in many different ways, including by:

▪	reviewing and approving the Company’s annual operating and capital budgets;

▪	reviewing the Company’s quarterly and year-to-date operating results and discussing those results with senior management;

▪	reviewing management’s quarterly risk assessment reports;

▪	reviewing management reports regarding the Company’s internal control over financial reporting; and

▪	reviewing reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.

The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The Committees have the authority to utilize outside advisors and experts when needed.

In his combined role as Chairman and Chief Executive Officer, Mr. Toms’ membership on the Board gives the Board valuable insight into the Company’s operations and risks. His unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the risks the Company faces. The independent members of the Board also engage in discussions regarding risk management in executive session without the participation of the Chairman and Chief Executive Officer.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors.  The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Non-employee directors are compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting and which is referred to as a “service year.”

In 2011, the Company adopted a “Committees of the Whole” approach to corporate governance, in which all independent directors serve on all committees. Mr. Ryder is not yet considered an independent director under NASDAQ listing standards, having retired as the Company’s Executive Vice-President – Finance and Administration and Chief Financial Officer in January 2011. Therefore, he does not currently serve on any of the Board Committees.

For the 2012-2013 service year, non-employee directors, other than Mr. Ryder, received the following cash fees, paid in June 2012:

•	an annual retainer of $20,000; plus

•	$8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation Committee and Nominating and Corporate Governance Committee; and

•	an additional $5,000, $4,000 and $3,000, for the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

Mr. Beeler received an additional $5,000 for his service as lead director. Mr. Ryder received only  the $20,000 annual retainer, since he does not serve on any of the Board Committees.

All non-employee directors also receive annual grants of restricted stock under the Company’s Stock Incentive Plan. The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total cash fees payable to that director for a service year by the fair market value (as defined in the Stock Incentive Plan) of the Company’s Common Stock on the award date  and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on:

•	the third anniversary of the grant date if the non-employee director remains on the Board to that date; or

•	if earlier, when the director dies or is disabled, the Annual Meeting following the director’s attainment of age 75, or a change in control of the Company.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and Committee meetings or performing their duties as directors. Mr. Toms receives no compensation for serving on the Board of Directors or for attending Board or Committee meetings other than reimbursement for expenses.

The following table sets forth non-employee director compensation paid for fiscal year 2013.

Non-Employee Director Compensation

Name	Cash Fees (1)	Stock Awards(2)	All Other Compensation(3)	Total
W. Christopher Beeler, Jr.	$41,500	$20,750	$2,716	$64,966

John L. Gregory, III	36,500	18,250	2,513	57,263

E. Larry Ryder	20,000	10,000	798	30,798

Mark F. Schreiber	40,500	20,250	2,484	63,234

David G. Sweet	39,500	19,750	2,546	61,796

Henry G. Williamson, Jr.	41,500	20,750	2,776	65,026

(1) Includes annual retainer fee, Committee membership fee, Committee chair fee and lead director fee paid to each director in June 2012, as described in greater detail above.
(2) These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on June 8, 2012 under the Company’s Stock Incentive Plan (as amended and restated in 2010). Fair value is determined in accordance with stock-based compensation accounting standards (Topic 718 of the Accounting Standards Codification). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of assumptions used in calculating award values, refer to note 10 of the Company’s consolidated financial statements included in the Company’s 2013 Form 10-K.
(3) This column shows the aggregate dividends paid to each non-employee director during the fiscal year ended February 3, 2013 with respect to his unvested shares of restricted stock. The non-employee directors held the following number of shares of unvested restricted stock as of February 3, 2013: W. Christopher Beeler, Jr., 5,640; John L. Gregory, III, 5,197; E. Larry Ryder, 1,980; Mark F. Schreiber, 5,208; David G. Sweet, 5,312; Henry G. Williamson, Jr., 5,726.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended February 3, 2013 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Rule 3526. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2013 for filing with the SEC.

Henry G. Williamson, Jr., Chairman

W. Christopher Beeler, Jr.

John L. Gregory III

Mark F. Schreiber

David G. Sweet

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mark F. Schreiber, Chairman

W. Christopher Beeler, Jr.

John L. Gregory III

David G. Sweet

Henry G. Williamson, Jr.

Compensation Risk Assessment

As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company's compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information concerning this review, see Management of Executive Compensation-Related Risk on page 22.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers,” which typically consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company.  The named executive officers for fiscal 2013 are listed in the Summary Compensation Table on page 25.  The Committee also determines the compensation of the other executive officers of the Company.  More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 8.

Compensation Philosophy

A key objective of the Company’s executive compensation program is to attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders.  Another objective of the program is to motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.  The Committee also believes that having a stable executive management team is necessary to achieve the Company’s profitability objectives, particularly in light of the continued operating challenges that the current economic environment poses for the furniture industry.

 Compensation Program

The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, long-term incentives, and supplemental retirement and life insurance benefits.  The Company has also entered into employment agreements with certain executive officers under specific circumstances, as discussed further below.  These elements are structured to compensate executives over three separate timeframes:

▪
Annual compensation.  Base salaries are set for each calendar year based on Company performance and the individual executive’s performance during preceding calendar years.  The annual cash incentive is determined based on the Company’s financial performance during the current fiscal year.

▪
Longer-term compensation.  Long-term incentives are designed to reward executives if the Company achieves specific performance goals or growth in shareholder value over multi-year periods.  The amounts payable to executives under performance incentives vary based on the extent to which the specified goals are achieved or surpassed.  The Company has historically granted long-term incentives in the form of performance awards and restricted stock units.

▪
Full career and time-specific compensation.  Supplemental retirement and life insurance benefits are linked to an executive’s continued employment with the Company to a specified age.  Employment agreements and time-based restricted stock units are designed primarily to retain the covered executives for a minimum defined period of time.

The Committee believes the objectives of the Company’s executive compensation program can best be attained by structuring the program to provide compensation over these separate timeframes.  For example, the Committee views annual and longer-term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders.  In addition, the Committee believes compensation tied to service over a full career or a specific period helps to promote executive retention and thereby allow the Company to maintain a stable management team.

Fiscal Year 2013 Financial Highlights

The following are selected highlights of the Company’s results for fiscal 2013 compared to fiscal 2012 that affected the annual cash incentive earned by the named executive officers for fiscal 2013:

▪	Consolidated net income increased by $3.6 million, or 70.6%, to $8.6 million, and earnings per share increased by $0.33 to $0.80 per share, which was primarily due to:

o	A $3.7 million, or 7.5%, increase in consolidated gross profit to $52.5 million or 24.1% net sales.

o	A $769,000, or 1.9%, decrease in consolidated selling and administrative expenses to $39.6 million.

o
The absence of intangible asset impairment charges in fiscal 2013. In fiscal 2012, the Company recorded a $1.8 million pretax ($1.1 million after tax, or $0.10 per share) write-down of the Company’s Bradington-Young trade name.

Fiscal Year 2013 Compensation Highlights

▪
Annual cash incentive – The Company achieved approximately 96% of the fiscal 2013 consolidated net income target set by the Compensation Committee. Consequently, each named executive officer received an annual cash incentive payment under the cash incentive plan established at the beginning of the year.

▪	Long-Term Incentive Awards – The Company awarded time-based restricted stock units and performance grants to the named executive officers.

▪	Base salary – Messrs. Huckfeldt, Delgatti and Raymond received base salary increases.

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities and determines long-term incentive compensation and other benefits for the Company’s executive officers.  The Committee follows the processes and considers the information discussed below in setting executive compensation.

Competitive Pay Data

As further discussed under Compensation Committee on page 8, the Committee has retained Mercer, a compensation consulting firm, to provide data concerning compensation levels and practices of companies with similar characteristics to those of the Company (the “peer group”), both within and outside of the home furnishings industry. The Committee does not tie compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay comparability data as one of many factors when determining the appropriateness of individual elements of compensation, as well as the total compensation, payable to the Company’s executive officers.

The peer group compensation data provided by Mercer is drawn from proxy statement data and published compensation surveys for companies in the casegoods and upholstered household furniture industry, as well as companies that are substantially similar to the Company in size and type of business, annual revenue levels and market capitalization. The Committee periodically monitors the composition of the peer group to confirm that it is comprised of companies that are close to the Company’s size and market capitalization.

In fiscal 2012, the Compensation Committee retained Mercer to review the Company’s executive compensation programs and to recommend a peer group to be used for the purposes of evaluating and setting executive compensation. Mercer recommended a peer group consisting of companies similar to Hooker Furniture in terms of industry (companies in the furniture/household durables/consumer discretionary markets) and size (companies with annual revenue and market capitalization of approximately 50% to 200% of the Company’s annual revenue and market capitalization). Mercer recommended this group because its members shared various financial and operational attributes with the Company, while not being limited to furniture companies. The peer group represents companies of a similar size and similar operational complexity as the Company, and also represents the type of Companies against which the Company competes for management talent. The peer group consisted of the following companies:

▪	American Biltrite, Inc.

▪	American Woodmark Corporation

▪	Bassett Furniture Industries, Inc.

▪	Chromcraft Revington, Inc.

▪	Culp, Inc.

▪	Dixie Group, Inc.

▪	Flexsteel Industries, Inc.

▪	Kid Brands, Inc.

▪	Nautilus, Inc.

▪	Stanley Furniture, Inc.

▪	Steinway Musical Instruments, Inc.

▪	Summer Infant, Inc.

▪	Trex Company, Inc.

▪	Virco Manufacturing Corporation

The Compensation Committee used the peer group data provided by Mercer in fiscal 2012 as one of several factors in making compensation decisions during fiscal 2013. Other factors considered in setting fiscal year 2013 executive compensation were Company performance, individual executive performance and changes in executives’ duties. The Committee did not consult with Mercer in making its fiscal 2013 compensation decisions.

Company Performance

Each year the Committee considers which financial performance measures to use in setting annual and longer-term incentive compensation for the executive officers.  The Committee has, at various times, linked annual cash incentives to the Company’s attainment of specific levels of operating income, pretax income and net income. Longer term incentives typically have been linked to achievement of a different set of performance measures, such as earnings per share and average annual return on equity for performance grants made during fiscal 2011. In early fiscal 2013, the Committee approved performance grants tied to growth in the Company’s earnings per share (EPS), both in absolute terms and relative to EPS growth for the peer group companies.

The Committee generally selects performance measures for incentive compensation that correspond to financial measures used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these types of measures are used by the Board in evaluating Company performance.  The Committee generally consults with the Chief Executive Officer and other senior executives and considers recommendations from its compensation consultant before setting performance levels for annual and longer-term incentive compensation.

Individual Performance

The Committee annually assesses the individual performance of each executive officer.  Individual performance is considered by the Committee when setting an executive officer’s base salary and when determining the potential annual cash incentive payable to each executive officer.  Each executive’s performance is measured against specific personal objectives that were established early in the prior year. The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee.  Other executive officers establish their individual objectives in consultation with the Chief Executive Officer.  These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer and a review of Company performance.  The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual areas of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program.  Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program.

Shareholder Say-on-Pay Vote

At the 2012 Annual Meeting, shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.  This is referred to as a “say-on-pay” proposal. Approximately 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this vote result reflects general approval of the Company’s approach to executive compensation.  Therefore, the Committee did not make any significant changes in the structure of the Company’s executive compensation program during fiscal 2013 in response to the 2012 say-on-pay vote.  The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s named executive officers.

The Board of Directors has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Company’s shareholders at the 2011 Annual Meeting. Accordingly, at the 2013 Annual Meeting, shareholders will again have the opportunity to indicate their views on the compensation of the Company’s named executive officers by an advisory “say-on-pay” vote.  The Board recommends that you vote FOR Proposal Three at the 2013 Annual Meeting.  For more information, see “PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION” on page 36 in this proxy statement.

Executive Compensation Decisions for Fiscal 2013

For the 2013 fiscal year, the primary elements of compensation for the named executive officers were:

▪	base salary (set on a calendar year basis),

▪	an annual cash incentive opportunity (based on the Company’s fiscal year financial performance),

▪	supplemental retirement benefits for two of the named executive officers,

▪	life insurance benefits for one of the named executive officers, and

▪	long-term equity-based incentives for each named executive officer.

Base Salary

The Committee reviewed and approved base salaries for each named executive officer during the fourth quarter of fiscal 2011 to be effective for the 2012 calendar year. The Committee approved base salary increases for the following executives:

▪
Paul Huckfeldt- The Committee approved a $15,000 annual base salary increase to $190,000 for Mr. Huckfeldt, due to the fact that his base salary was still well below the median of the Company’s peer group and due to his performance during his first year in his position; particularly, his contributions to the Company’s Enterprise Resource Planning conversion efforts and his rapid acclimation to his new role as the Company’s Chief Financial Officer.

▪
Michael W. Delgatti, Jr.- Mr. Delgatti’s annual base salary was increased from $250,000 to $265,000 in October 2012 in connection with his promotion to Executive Vice President – Corporate Sales and his expanded responsibilities.

▪
Arthur W. Raymond, Jr.- The Committee approved a $25,000 annual base salary increase for Mr. Raymond, due to his excellent job performance, expected increases in his responsibilities and the fact he does not participate in the SRIP due to his expected retirement date. In making his recommendation, the Committee noted that Mr. Raymond had successfully managed significant changes in the Company’s supply chain operations and staffing reorganizations and assisted in developing and implementing several strategic initiatives.

Messrs. Toms and Cole did not receive base salary increases for calendar 2012 because they had received salary adjustments in the prior year. Mr. Toms received a mid-year adjustment during the 2011 calendar year (fiscal 2012). Mr. Cole received a mid-year salary increase when he was promoted to President of the Company in August of 2011.  In connection with mid-year salary adjustments or promotions, the Committee typically includes any annual base salary increase for the following calendar year with the mid-year adjustment or promotion-related increase.

Annual Cash Incentive

The Committee believes it is in the best interests of the Company and its shareholders to use consolidated net income as the performance metric for the annual cash incentive for senior management. The Committee believes that items included in net income, such as consolidated income tax expense, discontinued operations, interest expense and other income and expense, reflect upon the appropriateness of management decision making and therefore are appropriate bases for measuring senior management performance.

In the fourth quarter of fiscal 2012, the Committee approved an annual cash incentive under which the named executive officers were entitled to receive a payment, expressed as a percentage of their calendar year 2012 base salary, if the Company obtained 70% or more of its fiscal 2013 consolidated net income target. No cash bonus was payable unless the Company reached at least 70% of the consolidated net income target and a maximum cash bonus was to be paid if the Company reached 150% or more of target consolidated net income.

The Committee established an annual cash incentive opportunity for each of the named executive officers, expressed as a percentage of his 2013 calendar year annual base salary. Target payouts for each named executive were established based on data in the Mercer fiscal 2012 compensation study. As discussed above, that study, reflected total compensation for similar positions at similarly situated companies with which the Company would expect to compete for executive talent.  The Committee evaluated each executive’s total compensation, with an emphasis on shifting a greater share of the executive’s total compensation to incentive based pay and also considered the executives’ specific roles, responsibilities and experience, as well as other elements of each executives’ compensation arrangement and considered the mix of short- and long-term elements in each executive’s overall compensation plan.  The incentive opportunities were structured such that if consolidated net income did not meet the target, the named executive officers would receive a reduced payment or no payment, but if consolidated net income exceeded the target their payments would increase at a rate greater than the increase in net income. This was designed to recognize exemplary consolidated net income achievement.  The award opportunities for each executive were as follows:

	If the Company Attained:
	70% of Target Net Income	85% of Target Net Income	100% of Target Net Income	125% of Target Net Income	150% of Target Net Income
Paul B. Toms, Jr.	25%	38%	50%	67%	84%
Paul A. Huckfeldt	20%	30%	40%	53%	67%
Alan D. Cole	25%	38%	50%	67%	84%
Michael W. Delgatti, Jr.	18%	26%	35%	47%	58%
Arthur G. Raymond, Jr.	18%	26%	35%	47%	58%

The net income targets for the 2013 fiscal year were set at $9.1 million on a consolidated basis. The net income targets had previously been approved by the Board in consultation with management, and after considering the Company’s profit potential, the impact of national and international economic conditions on the Company and the home furnishings industry as a whole and the likelihood of a near-term economic recovery. Based on these factors, the Committee concluded that the target and threshold levels were appropriate to incent executive officers to attain the desired level of performance for fiscal 2013. The Company achieved approximately 96% of its consolidated net income target set by the Committee for fiscal 2013. As a result, the named executive officers received annual cash incentive payments as follows:

Name	2013 Annual Cash Incentive Earned
Paul B. Toms, Jr.	$135,000
Paul A. Huckfeldt	57,000
Alan D. Cole	121,875
Michael W. Delgatti, Jr.	65,750
Arthur G. Raymond, Jr.	72,325

Supplemental Retirement and Life Insurance Benefits

Messrs. Toms and Huckfeldt, and certain other officers and managers participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).  The SRIP is an unfunded supplemental retirement plan that provides a monthly benefit equal to a specified percentage of the executive’s base salary plus annual bonus for the 60 consecutive month period preceding his termination of employment (referred to as his “Final Average Earnings”).  Messrs. Toms and Huckfeldt are each eligible to receive a monthly benefit equal to 50% and 25%, respectively, of his Final Average Earnings. The benefit is paid for 15 years following the executive’s retirement.  As a general matter, an executive is not entitled to receive any benefit under the SRIP unless he remains continuously employed with the Company to age 60.  At age 60, the executive becomes vested in 75% of his SRIP benefits and in 5% increments each following year until he becomes 100% vested at age 65, assuming the executive remains continuously employed to those dates.

The objective of the SRIP is to create incentives for covered executives to remain employed with the Company over the balance of their careers, reward extended service with the Company and to balance short-term and long-term decision making, thereby enhancing the stability of the management team and allowing for predictability in succession planning.

Each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to executives that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts to which participating named executive officers would be entitled thus far under the SRIP and additional information concerning the SRIP can be found in the Pension Benefits table on page 29 and Potential Payments upon Termination or Change in Control on page 29.

Messrs. Cole, Raymond and Delgatti do not participate in the SRIP plan, but are instead provided other retention incentives under their respective employment agreements that are tailored to their specific employment circumstances.

The Company also maintains an executive life insurance program for Mr. Toms and for certain other officers.  Like the SRIP, the life insurance program is designed to retain executives through their careers and reward extended service with the Company by providing life insurance coverage until they reach age 65, allowing for stability in management and predictability in succession planning.  The death benefit is $4.5 million for Mr. Toms if he dies on or before his 60th birthday and $2 million if he dies after his 60th birthday but on or before his 65th birthday. Participating executives may designate the beneficiary to whom the death benefit would be paid.  This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason, other than death, before reaching age 65.  Other than the death of the executive before age 65, the Company is the beneficiary of the policy. None of the other named executive officers participate in the executive life insurance program. Instead, the Committee believes that successive annual time-based restricted stock units and performance grants will provide incentives for these executives to remain employed with the Company.

Long-Term Incentives

At the beginning of the Company’s 2013 fiscal year, the Committee granted two types of long-term incentive awards for each named executive officer.  The awards were designed to directly link a significant portion of each named executive’s compensation to growth in value of the Company and to further enhance existing retention incentives under the Company’s executive compensation program. The first of the two types of awards was a performance grant that entitles the executive to receive a payment at the end of a three-year performance period based on the extent to which the Company achieves performance targets based on growth in the Company’s earnings per share (EPS) over the performance period and how its EPS growth over the performance period compares to that of the peer companies described above.  The executive officer also must remain continuously employed with the Company through the end of the three-year performance period to be eligible for a payment (subject to limited exceptions). The Committee selected EPS as the measure for evaluating performance since EPS, and especially changes in EPS, directly reflect changes in the value of the Company over time, which the Committee believes best represents the long-term interests of the shareholders. Using a simple, well-defined basis for these awards reduces the risk of manipulating certain performance measures for short-term gain and reduces the risk of unintended consequences that could result from paying bonuses based on factors other than earnings.

The Committee also awarded to each named executive officer (other than Mr. Toms) restricted stock units that will vest if the executive remains continuously employed with the Company (subject to limited exceptions) until the three-year anniversary date of each grant which is February 2015. The awards may be paid in shares of company stock, cash or a combination of both, as determined by the Committee in its discretion.

Employment Agreements

Generally, the Company has not entered employment agreements with its executives.  However, the Committee recognizes that in certain circumstances employment agreements may help the Company achieve the objectives of its compensation program and its other business goals.  Therefore, the Committee assesses on a case-by-case basis whether it may be appropriate to enter into employment or separation agreements with executive officers.

The Company has entered into employment agreements with Messrs. Cole, Delgatti and Raymond. In the cases of Messrs. Cole and Raymond, where both were highly regarded furniture industry executives, the Committee determined that employment agreements with specific terms and conditions were necessary to entice them to leave their prior employment situations to join the Company. Those terms included guaranteed levels of compensation and protections in the event of a change in control of the Company.  Mr. Delgatti, also a seasoned and well respected furniture executive, has been identified as a key executive in the Company’s near-and medium-term sales and operations plans.  With this in mind, the Committee determined that a non-compete agreement, offered to secure an employment commitment from Mr. Delgatti, was appropriate. For information regarding the terms of their employment agreements, see “Employment Agreements and Other Employment Terms” on page 26.

Other Benefits

The Company maintains a tax-qualified 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully vested upon contribution.  The Company’s other benefit plans include health care, dental and vision insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in these plans on the same basis as other eligible employees.

Executive Compensation Decisions for Fiscal 2014

During the fiscal 2013 fourth quarter, the Compensation Committee approved annual base salaries for the 2013 calendar year, annual cash incentives for fiscal 2014 and long-term incentive awards for the Company’s executive officers.

Annual Base Salary

The base salary for each executive officer for the 2013 calendar year is:

Base Salary
Paul B. Toms, Jr., Chairman and CEO	$370,000
Paul A. Huckfeldt, VP – Finance and Accounting and CFO	195,000
Alan D. Cole, President	333,000
Michael W. Delgatti, Jr., President – Hooker Upholstery	265,000

The Committee also approved an annual base salary of $275,000 for the 2013 calendar year for Arthur G. Raymond, Jr., the Company’s former Senior Vice President – Casegoods Operations. Mr. Raymond’s employment agreement expired by its terms on January 31, 2013, before the end of the 2013 fiscal year.  The Company continued to employ Mr. Raymond on a full-time basis until March 31, 2013 to assist with transition matters and with several specific operations projects for the Company. Mr. Raymond’s annual base salary was prorated for that period and was paid monthly, consistent with the Company’s customary employee payroll practices. Beginning April 1, 2013 Mr. Raymond has been employed on a part-time consulting basis to assist the Company with several specific operations projects.

Annual Cash Incentives

The annual cash incentive for each executive officer for the Company’s 2014 fiscal year, which ends February 2, 2014, will be paid if the Company attains 70% or more of its budgeted fiscal 2014 consolidated net income target, as approved by the Board of Directors.  Each executive officer is eligible to receive a percentage of his calendar 2013 base salary, with no cash bonus paid if the Company fails to reach at least 70% of the budgeted consolidated net income target and a maximum cash bonus paid if the Company reaches 150% or more of target consolidated net income. The annual cash incentive potential, expressed as a percentage of annual base salary, for each of the executive officers is as follows:

	If the Company Attains:
	70% of Target Net Income	85% of Target Net Income	100% of Target Net Income	125% of Target Net Income	150% or More of Target Net Income
Paul B. Toms, Jr.	25%	38%	50%	67%	84%
Paul A. Huckfeldt	20%	30%	40%	53%	67%
Alan D. Cole	25%	38%	50%	67%	84%
Michael W. Delgatti, Jr.	18%	26%	35%	47%	58%

Long Term Incentive Awards

Time-Based Restricted Stock Units (RSUs).  Each time-based RSU entitles the executive officer to receive one share of the Company’s common stock if he remains continuously employed with the Company through the end of a three-year service period that ends January 15, 2016. At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of the Company’s common stock on the date payment is made), or both. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer. The number of RSUs awarded to each executive officer is set forth in the table below.

Executive Officer	Number of RSUs
Paul B. Toms, Jr.	0
Paul A. Huckfeldt	1,576
Alan D. Cole	4,484
Michael W. Delgatti, Jr.	2,974

Performance Grants. Each performance grant entitles the executive officer to receive a payment based on the achievement of two specified performance conditions. The payout will be the sum of two amounts, based on the Company’s absolute and relative EPS growth over a three-year performance period that begins February 4, 2013 and ends January 31, 2016. At the discretion of the Committee, the payout can be made in cash, shares of the Company’s common stock (based on the fair market value of a share of the Company’s common stock on the date payment is made), or both. The executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible for a payment.

The payment for each executive officer under his performance grant will be the sum of the following amounts:

▪
An amount set forth in the table below based on the growth of the Company’s fully diluted earnings per share from continuing operations (“EPS”) over the performance period. The Company’s EPS growth must be at least 5% over the performance period for a payment to be made.

	Payout Amount Based on EPS Growth (%) for Performance Period
Executive Officer	5%	10%	15%	20%	25%
Paul B. Toms, Jr.	$27,750	$83,250	$111,000	$138,750	$166,500
Paul A. Huckfeldt	11,700	35,100	46,800	58,500	70,200
Alan D. Cole	16,653	49,960	66,613	83,267	99,920
Michael W. Delgatti, Jr.	11,044	33,132	44,176	55,219	66,263

▪
An amount set forth in the table below based on the growth of the Company’s EPS over the performance period relative to a group of specified peer companies. However, if the Company’s EPS growth is not positive for the performance period, this payment will be capped at the amount for the 50th percentile.

	Payout Amount Based on Relative EPS Growth for Performance Period
Executive Officer	Less than 50th percentile	50th percentile, but less than 75th percentile	Equal to or greater than 75th percentile
Paul B. Toms, Jr	$0	$111,000	$166,500
Paul A. Huckfeldt	0	46,800	70,200
Alan D. Cole	0	66,593	99,890
Michael W. Delgatti, Jr	0	44,162	66,243

In addition, a payment will be made to an executive officer under each performance grant upon a change of control of the Company, consistent with attaining 15% EPS growth and relative EPS growth at the 50th percentile for the performance period, or a prorated amount following the death, disability or retirement of the executive officer as described in the executive officer’s grant agreement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the next three highest paid executive officers (not including the Company’s principal financial officer) unless this compensation qualifies as “performance-based.”  Amounts payable under the long-term incentive grants that the Committee awarded in fiscal 2013 should qualify as performance-based.  The Company expects that other awards that the Committee may make in the future under the Stock Incentive Plan will also qualify as performance-based.  However, the Committee is not precluded from making payments or granting awards to retain and motivate key executives that do not qualify for tax deductibility.

Management of Executive Compensation-Related Risk

The Company’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives.  The Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value.  In order to address this potential risk, the Committee annually reviews the risk characteristics of the Company’s executive compensation programs generally and considers methods for mitigating such risk.  The Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate such risk:

▪	the Committee has the unlimited authority to reduce long-term performance grant awards or pay no award at all;

▪	long-term incentive awards have been performance-based, which aligns compensation with shareholder value;

▪	overall compensation is balanced between fixed and variable pay, and variable pay is linked to both annual performance and performance over multi-year periods;

▪
the fixed compensation provided under our SRIP to executive officers helps avoid the potential for excess leverage and allows for longer service conditions than typical variable pay arrangements, thereby enhancing retention and management continuity;

▪
the multi-year cliff-vesting features of restricted stock units promote long-term retention, help to mitigate inappropriate short-term risk taking and help to align management and shareholder interests;

▪	profitability goals, which serve as inputs for variable annual and long term incentive compensation, are not unduly aggressive;

▪
the fiscal 2013 long-term incentive awards were based on cumulative absolute and relative EPS growth over a multi-year period, which helps reduce the potential for short-term focus at the expense of longer-term growth;

▪	a consistent compensation philosophy is applied year-over-year and does not change significantly with short-term changes in business conditions;

▪
open dialogue among management, the Committee and the Board regarding executive compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

▪	other general risk mitigating factors, including:

o	quarterly reviews of the Company’s results of operations and financial condition;

o	quarterly review of management’s periodic risk assessment report;

o	review of management’s compensation risk report;

o	executive sessions at all committee meetings, including executive session with the Company’s independent auditor; and

o	a fairly flat organizational structure, which promotes knowledge sharing and risk awareness by members of senior management.

Other Policies and Practices

The Committee has adopted certain guidelines for administering the annual incentive program.  Generally, an executive must remain employed to the last day of the fiscal year to be eligible to receive a payment under the program.  However, executives who terminate employment during the last quarter of the fiscal year due to death or disability or who have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have been paid under the program had they remained employed to the end of the fiscal year.  Executives who meet either of these requirements and who terminate employment in the second or third quarter of the fiscal year are entitled to receive 50% or 75%, respectively, of what they would have been paid had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve bonus determinations after the Chief Executive Officer and Chief Financial Officer confirm whether the performance threshold for the fiscal year has been achieved and whether any other conditions under the program have been met for that fiscal year.

The Committee has not adopted stock ownership requirements or guidelines because executives traditionally had a substantial portion of their retirement benefits invested in Company stock through the Company’s former Employee Stock Ownership Plan. Prior to fiscal 2012, the Committee had not awarded stock-based compensation outside of that plan and, through fiscal 2013, the Company’s long-term incentive awards have not resulted in shares of Company stock being issued to its executive officers.  The Committee approved restricted share units and performance grants for executive officers in both fiscal 2012 and fiscal 2013, which may be paid in shares of Company common stock, cash or both if the applicable service and performance requirements are met. The Committee may consider adopting a stock ownership policy in the future if these, or other long-term incentive awards, result in Company stock being issued to executive officers.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the three fiscal years ended February 3, 2013 of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul B. Toms, Jr., Chairman and CEO	2013 2012 2011	$360,755 357,365 315,274		$438,000 259,833	(5)	$135,000	$119,825 240,366 192,445	$76,528 58,288 57,641	$1,130,108 656,019 825,193

Paul A. Huckfeldt, VP Fin. and Acctg. and CFO	2013 2012	190,424 178,373		227,061	(5)	57,000	32,569 37,601	7,204 6,809	514,258 222,783

Alan D. Cole, President-Hooker Furniture	2013 2012 2011	325,667 309,103 300,000		383,569 216,000	(5)	121,875		5,894 5,621 5,621	837,005 314,724 521,621

Michael W. Delgatti, Jr., President-Hooker Upholstery	2013 2012	254,996 240,462	75,000	250,208 87,716	(5)	65,750		8,761 8,509	579,716 411,687

Arthur G. Raymond, Jr., SVP-Casegoods Operations(6)	2013 2012 2011	275,573 250,001 250,001		133,368 150,000	(5)	73,325 8,042		9,452 9,364 5,616	491,718 259,365 413,659

(1)
Amounts shown represent base salary paid during the fiscal year. Annual base salary adjustments generally become effective at the beginning of each calendar year and do not coincide with the beginning of a fiscal year.

(2)
This column shows amounts earned under annual cash incentives. For more information regarding the terms of the annual cash incentives for fiscal 2013, see Compensation Discussion and Analysis at page 13.

(3)
This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age.  During the 2013 fiscal year, due to changes in compensation, each of the participating named executive officers experienced an increase in the present value of his accumulated SRIP benefit. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis.  The following chart shows the present value increase by participant for fiscal 2013:

Name	Fiscal 2012 Value	Fiscal 2013 Value	Increase in SRIP Value
Paul B. Toms, Jr.	$838,572	$958,397	$119,825
Paul A. Huckfeldt	85,569	118,138	32,569

Messrs. Cole, Delgatti and Raymond do not participate in the SRIP.

(4)
All Other Compensation for fiscal 2013 includes premiums paid by the Company for life insurance policies that support Mr. Tom’s benefit under the executive life insurance program (“ELIP”), amounts reimbursed for disability income insurance premiums and matching contributions to the Company’s 401(k) plan.

Name	ELIP	Disability Income Insurance Premium Reimbursement	401(k) Match	Total
Paul B. Toms, Jr.	$66,446	$590	$9,492	$76,528
Paul A Huckfeldt	-	521	6,683	7,204
Alan D. Cole	-	590	5,304	5,894
Michael W. Delgatti, Jr.	-	590	8,171	8,761
Arthur G. Raymond, Jr.	-	590	8,862	9,452

Messrs. Huckfeldt, Cole, Delgatti and Raymond do not participate in the ELIP.

(5)
This amount is the sum of  the grant date fair value, determined in accordance with FASB ASC Topic 718, of the (a) restricted stock units and (b) three-year performance grants that were awarded to the named executive officers in fiscal 2013. The value of the restricted stock unit awards was determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718). The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (15% EPS growth and relative EPS growth at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. For more information regarding the restricted stock units and the three-year performance grants, refer to the Grants of Plan-Based Awards table on page 27 and to the Outstanding Equity Awards at Fiscal Year-End table on page 28. For more information regarding the calculation of restricted stock unit and performance grant values, refer to note10 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2013 (the “2013 Form 10-K”), as filed with the SEC. We note that the amounts reported include awards granted on February 9, 2012 for the 2013 fiscal year and on January 15, 2013 for the 2014 fiscal year.

(6)
Mr. Raymond became Senior Vice President-Casegoods Operations during fiscal 2011. Mr. Raymond ceased serving in this role on January 31, 2013 at the expiration of his employment agreement. He remained employed by the Company on a full-time basis for 60 days in a transitional and project-oriented role. Mr. Raymond is currently a consultant to the Company on certain strategic initiatives.

Employment Agreements and Other Employment Terms

The Company entered into an employment agreement with Mr. Delgatti during fiscal 2012 when he became President-Hooker Upholstery. The agreement provides for an initial annual base salary of $250,000, a lump sum cash payment of $75,000 after signing, the right to receive an additional lump sum cash payment of $75,000 if Mr. Delgatti remains continuously employed with the Company until March 2013 and a $100,000 restricted stock units grant that will vest if Mr. Delgatti remains continuously employed with the Company until September 7, 2014, the three-year anniversary of the grant date (with earlier vesting upon his death or disability). The agreement also provides for an annual bonus opportunity and long-term incentive awards similar to those awarded to other management employees having similar salaries and levels of responsibility as determined by the Compensation Committee in its sole discretion, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to these provisions, as well as provisions addressing payments to be made to Mr. Delgatti upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-disparagement of the Company, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company. For additional discussion regarding the terms of Mr. Delgatti’s agreement, see Potential Payments upon Termination or Change in Control, which begins on page 29.

The Company entered into a three-year employment agreement with Mr. Raymond during fiscal 2011 when he became Senior Vice-President - Casegoods Operations. The agreement provided for an annual base salary of $250,000, an annual bonus opportunity determined by the Chief Executive Officer, subject to prior approval by the Compensation Committee, grants of incentive awards under the Company’s Stock Incentive Plan as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to these provisions, as well as provisions addressing payments to be made to Mr. Raymond upon his death, disability or termination of employment, the agreement also included customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company and its affiliates. . Mr. Raymond’s employment agreement expired on January 31, 2013. The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive payments upon termination of his employment without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months. The agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees that continue after the term of the agreement. For additional discussion regarding Mr. Cole’s agreement see Potential Payments upon Termination or Change in Control, which begins on page 29.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during fiscal 2013:

	Grant Date for Equity Incentive	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	Grant Date Fair Value of
Name	Plan Awards	Threshold ($)	Target($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Units (3)	Stock Awards ($)(4)
Toms	2/9/12 1/15/13	$90,000 92,500	$180,000 185,000	$300,600 310,800	$27,000 27,750	$216,000 222,000	$324,000 333,000	- -	$ - -

Huckfeldt	2/9/12 1/15/13	38,000 39,000	76,000 78,000	126,920 130,650	11,400 11,700	91,200 93,600	125,394 140,400	1,735 1,576	20,733 21,528

Cole	2/9/12 1/15/13	81,250 83,250	162,500 166,500	271,375 279,720	16,253 16,653	130,026 133,207	195,010 199,810	4,946 4,484	59,105 61,251

Delgatti	2/9/12 1/15/13	43,750 47,700	87,500 92,750	146,125 153,700	10,419 11,044	83,350 88,338	125,007 132,507	3,171 2,974	37,893 40,625

Raymond	2/9/12 1/15/13	48,125 -	96,250 -	160,738 -	11,461 -	91,658 -	137,507 -	3,488 -	41,682 -

(1)
Represents the estimated possible payout under the annual cash incentive plan for the 2013 and 2014 fiscal years. For additional discussion regarding the annual cash incentive plan, refer to the Compensation Discussion and Analysis which begins on page 13, including Annual Cash Incentive on page 17 and the Summary Compensation table on page 25.

(2)
Represents the estimated future payouts under the performance grants awarded February 9, 2012 and January 15, 2013. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 13, including Long-Term Performance Incentive on page 19 and the Summary Compensation Table on page 25.

(3)
This is the number of time-based Restricted Stock Units (RSUs) granted to the executive officer. Each RSU entitles the executive officer to receive one share of the Company’s common stock if he remains continuously employed with the Company through the end of three-year service periods that end February 9, 2015 and January 15, 2016. At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of the Company’s common stock on the date payment is made), or both. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer.

(4)
The grant date fair value of each RSU is based on the market price of the Company’s common stock on the grant date, reduced by the present value of the dividends expected to be paid on the shares during the service period, discounted at the appropriate risk-free rate of return. For more information concerning the calculation of performance grant fair values, refer to note 10 of the Company’s consolidated financial statements included in the Company’s 2013 Form 10-K.

 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, which consist of performance grants and restricted stock units, held by the named executive officers at fiscal year-end.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul B. Toms, Jr.	4/30/10 2/9/12 1/15/13	- - -	$	- - -	$216,528(2) 27,000(3) 27,750(3)

Paul A. Huckfeldt	2/9/12 1/15/13	1,735 1,576		25,869 23,498	11,400(3) 11,700(3)

Alan D. Cole	4/30/10 2/9/12 1/15/13	- 4,946 4,484		- 73,745 66,856	180,000(2) 16,253(3) 16,653(3)

Michael W. Delgatti, Jr.	9/7/11(4) 2/9/12 1/15/13	10,684 3,171 2,974		159,298 47,280 44,342	- 10,419(3) 11,044(3)

Arthur G. Raymond, Jr.	4/30/10 2/9/12 1/15/13	- 3,488 -		- 52,006 -	125,000(2) 11,461(3) -

(1)	The market value of restricted stock units is based on the closing market price of the Company’s common stock at the end of the last completed fiscal year.

(2)
These performance grants expired without payment on February 3, 2013 because the minimum performance thresholds were not achieved (based on the Company’s cumulative earnings per share (“EPS”) and average return on equity (“ROE”)).

(3)
Performance grants are denominated as a percentage of the named executive officer’s base salary as of January 1, 2012 for the grants awarded February 9, 2012, and as of January 1, 2013 for the grants awarded on January 15, 2013 and are not expressed as a number of shares, units or other rights.  Each performance grant entitles the executive officer to receive a payment based on the achievement of two specified performance conditions. The payout will be the sum of two amounts, based on the Company’s absolute and relative EPS growth over a three-year performance period that begins January 30, 2012 and ends January 25, 2015 for the awards granted on February 9, 2012 and over a three year-performance period that begins on February 4, 2013 and ends on January 31, 2016 for the awards granted on January 15, 2013. At the discretion of the Committee, the payout can be made in cash, shares of the Company’s common stock (based on the fair market value of a share of the Company’s common stock on the date payment is made), or both. The executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible for a payment, with prorated payments made due to retirement, death or disability. The performance grants provide for a lump sum cash payment to the executive officer if the Company undergoes a “change of control.”  For additional discussion regarding the performance grants, refer to footnote 5 of the Summary Compensation Table on page 26. The amounts reflected in this column represent the amounts payable under each performance grant if the threshold level of performance is met for the performance goals for that performance grant.

(4)
All of Mr. Delgatti’s restricted stock units related to his employment agreement will vest on September 7, 2014 if he remains continuously employed with the Company through that date. In addition, all of Mr. Delgatti’s restricted stock units will vest if he dies or ceases to be employed with the Company as a result of disability before the vesting date.

Pension Benefits

The following table sets forth information concerning benefits provided for Messrs. Toms and Huckfeldt under the Company’s Supplemental Retirement Income Plan (“SRIP”). Messrs. Cole, Delgatti and Raymond do not participate in the SRIP:

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
Paul B. Toms, Jr.	SRIP	$958,397
Paul A. Huckfeldt	SRIP	118,138
(1) Assumes a discount rate of 4.0%, based on the Moody’s Composite Bond Rate as of January 31, 2013 (rounded to the nearest 25 basis points).

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s final average monthly compensation (50% for Mr. Toms and 25% for Mr. Huckfeldt), payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any annual bonuses paid to the executive during the five-year period before his termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as discussed under Potential Payments upon Termination or Change in Control, below). Additional information regarding the SRIP can be found under Compensation Discussion and Analysis beginning on page 13.

Potential Payments upon Termination or Change in Control

Supplemental Retirement Income Plan

Upon a change in control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his entire plan benefit in a lump sum payment. A “change in control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock; or

▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The benefits payable under the SRIP are described further under Pension Benefits above.

The following table provides the estimated lump sum payment each participating named executive officer would have received under the SRIP if a change in control had occurred on the last day of fiscal 2013.

Name	Change in Control – SRIP (1)
Paul B. Toms, Jr.	$1,959,409
Paul A. Huckfeldt	344,613
(1) Calculated based on historical average salary and bonus amounts for the five-year period ended February 3, 2013 and assuming a discount rate equal to 120% of the short-term (0.25%), mid-term (1.04%) or long-term (2.76%) applicable federal rate for the month of January 2013 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments.

Performance Grants

Outstanding performance grants awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change of control.” The payment would be made on the date of the change of control and would assume that the named executive officer remained continuously employed through the end of the applicable performance period and that the specified target levels defined in the grant agreement had been attained for the applicable performance period. A change of control includes, subject to certain exceptions:

▪	Acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or

▪
A majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The performance grants also provide for a pro-rated lump sum payment to be made in connection with the death, disability or retirement (as defined in the Stock Incentive Plan) of the named executive officer. The payment would be made upon the completion of the applicable performance period based on the performance levels actually achieved for the applicable performance period.

The following table provides the estimated aggregate payments to which each named executive officer would have been entitled under his respective performance grants if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2013 (subject to certain assumptions, as specified below).

	Payout under Performance Grants ($)(1)
Name	Change of Control	Death, Disability or Retirement
Paul B. Toms, Jr.	$654,528	$72,000
Paul A. Huckfeldt	184,800	30,400
Alan D. Cole	443,233	43,342
Michael W. Delgatti, Jr.	171,688	27,783
Arthur G. Raymond, Jr.	155,550	91,658
(1)
These amounts include the amounts payable under three-year performance grants awarded   April 30, 2010,  February 9, 2012 and January 15, 2013, which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 28. The grants awarded on April 30, 2010 expired without payment on February 3, 2013, because the minimum performance thresholds were not achieved. The amounts disclosed in the “Change of Control” column of this table for the expired awards are $216,528, $180,000 and $125,000 for Messrs. Toms, Cole and Raymond, respectively. There are no amounts disclosed in the “Death, Retirement or Disability” column of the table for the expired awards because the minimum performance thresholds were not achieved. The payout amounts in connection with an executive’s death, disability or retirement assume that the probable level of performance is achieved for the applicable performance periods (15% EPS growth and relative EPS growth at the 50th percentile).

Restricted Stock Units

Other than certain restricted stock units discussed below awarded to Mr. Delgatti upon his promotion to President-Hooker Upholstery, outstanding restricted stock units (RSUs) awarded to the named executive officers will vest 100% upon a change of control of the Company and a pro-rated amount will vest upon the executive’s death, disability or retirement (as defined in the Stock Incentive Plan). A “change of control” of the Company for purposes of the RSUs has the same meaning as for the performance grants described above. The RSU payment would be a lump sum paid on the date of the change of control or as soon as administratively practicable after the vesting date upon the executive’s death, disability or retirement. The following table provides an estimate of the aggregate payments that each named executive officer would have received under his RSUs if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2013.

	Payout under Restricted Stock Units Upon ($)(1)
Name	Change of Control	Death, Disability or Retirement
Paul B. Toms, Jr.	$-	$-
Paul A. Huckfeldt	49,367	8,614
Alan D. Cole	140,601	24,557
Michael W. Delgatti, Jr.	91,622	15,744
Arthur G. Raymond, Jr.	52,006	17,318
(1)
These amounts include the amounts payable under three-year RSUs awarded February 9, 2012 and January 15, 2013, which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 28, and are calculated based on the closing price of the Company’s common stock as of the last day of fiscal 2013.

Delgatti Restricted Stock Units

Mr. Delgatti received 10,684 restricted stock units upon his promotion to President-Hooker upholstery, which vest if he remains continuously employed with the Company until the three-year anniversary of the grant (subject to limited exceptions). In addition, all of Mr. Delgatti’s restricted stock units will vest if he dies or ceases to be employed with the Company as a result of his disability before the vesting date.

The following table provides an estimate of the aggregate payment that Mr. Delgatti were to have received under his restricted stock units upon his death or his termination of employment as a result of disability assuming, in each case, that the triggering event had occurred on the last day of fiscal 2013.

Name	Death or Termination Upon Disability(1)
Michael W. Delgatti, Jr.	$159,298
(1)Amount calculated based on the closing price of the Company’s common stock as of the last day of fiscal 2013.

Executive Life Insurance Program

Under the Company’s executive life insurance program, a death benefit of $4.5 million is payable to Mr. Toms’ designated beneficiary if he dies on or before his 60th birthday and $2.0 million if he dies after his 60th birthday but on or before his 65th birthday. Mr. Toms’ beneficiary would have received a lump sum payment of $4.5 million had Mr. Toms died on the last day of fiscal 2013.  Messrs. Huckfeldt, Cole, Delgatti and Raymond do not participate in the executive life insurance program.

Raymond Employment Agreement

Mr. Raymond’s employment agreement expired by its terms on January 31, 2013, before the end of the 2013 fiscal year. The Company continued to employ Mr. Raymond on a full-time basis until March 31, 2013 to assist with transition matters and with several specific operations projects for the Company. Mr. Raymond’s annual base salary was prorated for that period and was paid monthly, consistent with the Company’s customary employee payroll practices. Beginning April 1, 2013 Mr. Raymond has been employed on a part-time consulting basis to assist the Company with several specific operations projects. He is not entitled to receive any termination or change of control-related payments in connection with his at-will employment with the Company.

Delgatti Employment Agreement

Mr. Delgatti would receive payments under his employment agreement in connection with his death and upon termination of his employment by the Company without cause. If Mr. Delgatti was to die during the term of his agreement, his estate would receive his salary and annual bonus, prorated through the date of his death. If Mr. Delgatti’s employment is terminated by the Company without cause during the term of his agreement, he would receive his annual bonus, prorated through the date of his termination.

For purposes of Mr. Delgatti’s agreement, “cause” means:

▪	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;

▪	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;

▪	competition with the Company or any of its affiliates;

▪	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);

▪	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;

▪	a material breach of fiduciary duties owed to the Company;

▪	excessive and unexcused absenteeism unrelated to a disability; or

▪	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.

If Mr. Delgatti’s employment is terminated by the Company for cause, he will not receive any post-termination payments (including earned but unpaid annual bonus with respect to any performance year or portion thereof preceding the termination date), other than the salary he had earned through the date his employment terminated.

Cole Employment Agreement

The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive severance payments if his employment is terminated by the Company without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months.

For purposes of Mr. Cole’s agreement, “cause” has the same meaning as under Mr. Delgatti’s employment agreement.

If Mr. Cole’s employment is terminated for cause, he will not receive any post-termination payments, other than the salary he had earned through the date his employment terminated.

The following table provides an estimate of the aggregate payment that Mr. Cole would have received under his former employment agreement upon his termination by the Company without cause assuming that event had occurred on the last day of fiscal 2013.

Name	Termination Without Cause
Alan D. Cole	$333,000
All amounts are calculated based on Mr. Cole’s annual salary of $333,000 as of the last day of fiscal 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of February 3, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	0	N/A	662,002
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	662,002

(1)
Shares allocable to incentive awards granted under the Company’s Stock Incentive Plan that expire, are forfeited, lapse or are otherwise terminated or cancelled are added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  Any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year ended February 3, 2013, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 17, 2013 (unless noted otherwise below) by:

▪	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

▪	each director and director nominee;

▪	each named executive officer; and

▪	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Franklin Resources, Inc. (1)	1,233,100	(1)	11.5%
T. Rowe Price Associates, Inc. (2)	1,050,660	(2)	9.7
The Killen Group, Inc. (3)	1,045,522	(3)	9.7
NWQ Investment Management Company, LLC (4)	849,865	(4)	7.9
Dimensional Fund Advisors LP (5)	830,837	(5)	7.7
Rutabaga Capital Management (6)	799,648	(6)	7.4
Paul B. Toms, Jr.	121,583	(7)	1.1
W. Christopher Beeler, Jr.	26,436	(8)	*
E. Larry Ryder	24,673	(9)	*
Henry G. Williamson, Jr.	24,279	(10)	*
Michael W. Delgatti, Jr.	14,684	(11)	*
John L. Gregory, III	12,786	(12)	*
Mark F. Schreiber	11,197	(13)	*
David G. Sweet	10,420	(14)	*
Arthur G. Raymond, Jr.	3,000		*
Paul A. Huckfeldt	2,413		*
Alan D. Cole	-		*
All directors and executive officers as a group (10 persons)	248,471		2.3
*      Less than one percent.
(1)
The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on February 1, 2013. Franklin Resources, Inc., its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources, Inc.), reported holdings of the Company’s Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that Franklin Advisory Services, LLC has sole voting power for 1,162,600 shares and sole disposition power for all 1,233,100 shares. The principal business address of Franklin Resources, Inc., Charles B. Rupert and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The principal business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(2)
The beneficial ownership information for T. Rowe Price Associates, Inc. is based upon a Schedule 13G/A filed with the SEC on February 8, 2013.  T. Rowe Price Associates, Inc., a registered investment adviser, reported that it has sole voting power for 93,360 shares and sole disposition power for all 1,050,660 shares, and that T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company, has sole voting power for 957,300 of the shares. The principal business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
The beneficial ownership information for The Killen Group, Inc. is based upon a Schedule 13G/A filed with the SEC on February 20, 2013. The Schedule 13G/A indicates that The Killen Group, Inc., a registered investment adviser, has sole disposition power with respect all 1,045,522 shares and sole voting power with respect to 925,899 shares. The principal business address of The Killen Group, Inc. is 1189 Lancaster Ave., Berwyn, Pennsylvania 19312.

(4)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 14, 2013. The Schedule 13G/A indicates that NWQ Investment Management Company, LLC, a registered investment adviser, has sole disposition power with respect to all 849,865 shares and sole voting power with respect to 622,495 shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(5)
The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G/A filed with the SEC on February 11, 2013. The Schedule 13G/A indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds. Dimensional Fund Advisors LP reported that neither it nor its subsidiaries possessed voting and/or investment power over the Company’s Common Stock owned by the Funds, and disclaimed beneficial ownership of such Company Common Stock.  The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
The beneficial ownership information for Rutabaga Capital Management is based upon a Schedule 13G/A filed with the SEC on February 15, 2013. Rutabaga Capital Management, a registered investment adviser, reported that it has sole voting over 696,248 shares, shared voting power over 103,400 shares and sole disposition power with respect to all 799,648 shares. The principal business address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(7)	Mr. Toms has sole voting and disposition power with respect to 90,039 shares and shared voting and disposition power with respect to 31,544 shares.
(8)	Mr. Beeler has sole voting power with respect to 26,436 shares and sole disposition power with respect to 20,796.
(9)	Mr. Ryder has sole voting power with respect to 24,673 shares and sole disposition power with respect to 22,693.
(10)	Mr. Williamson has sole voting power with respect to 11,779 shares, sole disposition power with respect to 6,053 shares and shared voting and disposition power with respect to 12,500 shares.
(11)	Mr. Delgatti has shared voting and disposition power with respect to all 14,684 shares.
(12)	Mr. Gregory has sole voting power with respect to 12,786 shares and sole disposition power with respect to 7,589.
(13)	Mr. Schreiber has sole voting power with respect to 11,197 shares and sole disposition power with respect to 5,989.
(14)	Mr. Sweet has sole voting power with respect to 9,620 shares, sole disposition power with respect to 4,308 shares and shared voting and disposition power with respect to 800 shares.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2014, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits their selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2014. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

▪	fiscal year ended February 3, 2013, and

▪	fiscal year ended January 29, 2012.

	Fiscal 2013	Fiscal 2012
Audit Fees	$515,000	$458,000
Audit-Related Fees	None	None
Tax Fees	60,000	42,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice.  For both fiscal 2013 and fiscal 2012, tax matters included consulting in connection with international tax planning and compliance.

Audit Committee Pre-approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to pre-approve those services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any pre-approval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2014.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. Consistent with a majority of the advisory votes cast at the 2011 Annual Meeting of Shareholders and the recommendation of the Company’s Board of Directors, the Company will hold a shareholder advisory vote to approve the compensation of its named executive officers annually until the next vote on the frequency of such advisory votes, which is expected to occur in 2017. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 13, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2013 and the compensation awarded to the named executive officers.

As described under Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

▪	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and

▪	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.

The Board believes that the Company’s executive compensation program satisfies these objectives and is worthy of shareholder support. In determining whether to approve this proposal, The Board believes that shareholders should consider the following:

Independent Compensation Committee.  Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee regularly meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee, at its sole discretion, may obtain data, analysis and input from an independent compensation consultant.

Compensation is Tied to Performance.  Key elements of the Company’s compensation program, including annual cash incentives and certain long-term incentive awards,  are aligned with financial and operational objectives established in the Board-approved annual operating plan.  As a result, a meaningful portion of each executive’s total compensation is “at risk” and is earned only if a threshold level of targeted performance is achieved.

Balanced Compensation Structure.  Total cash compensation is allocated between base salary and an annual incentive opportunity tied directly to objective and quantifiable measures of the Company’s business performance.  Long-term incentive awards are balanced between those that are earned only if specific performance measures are met and those that are earned if an executive remains in continuous employment for a sustained period.  Retirement and life insurance benefits are only provided if an executive remains employed to a specified age.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2014 Annual Meeting

The Company plans to hold the 2014 Annual Meeting on June 3, 2014. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2014 Annual Meeting, the notice must be received no later than January 3, 2014. The shareholder’s notice must include:

▪	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

▪	the number of shares of stock of the Company beneficially owned by the shareholder;

▪	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

▪	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

▪	any interest that the shareholder may have in such business.

The proxies for the 2014 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 19, 2014.

A proposal that any shareholder desires to have included in the proxy statement for the 2014 Annual Meeting of shareholders must be received by the Company no later than January 3, 2014 and must comply with the SEC rules regarding shareholder proposals.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

                                                                  By Order of the Board of Directors,
                                                                               Robert W. Sherwood
                                                                                        Secretary

May 3, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNITURE CORPORATION

June 4, 2013

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on Tuesday, June 4, 2013:
The Company’s Proxy Statement and Annual Report to shareholders are available at
http://tinyurl.com/hoftproxy2013 or http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Please complete, sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
(1) Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES ○Paul B. Toms, Jr. ○W. Christopher Beeler, Jr. ○John L. Gregory, III ○E. Larry Ryder ○Mark F. Shreiber ○David G. Sweet ○Henry G. Williamson, Jr.

(2) Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2014.

(3) Advisor vote to approve named executive officer compensation.

(4) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 4, 2013, receipt of which is hereby acknowledged.

To change your address on the account please check the box at right and indicate your new address in the address space above. Please note that the changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder___________________________ Date: _______________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTE “FOR” THE 7 DIRECTOR NOMINEES LISTED IN ITEM (1), “FOR” ITEMS (2) AND (3), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

Signature of Shareholder ______________________________ Date: __________________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for Tuesday, June 4, 2013

The undersigned hereby appoints Paul B. Toms, Jr. and Paul A. Huckfeldt, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 4, 2013 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present.  Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be completed, dated and signed on reverse side.)